UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Kenneth Cole Productions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(5)	Date Filed:

From: Blum, Paul

Sent: Monday, August 27, 2012 2:31 PM

To: Everyone NJ Office; Everyone NY Office

Subject: Transaction Update

I wanted to provide you with a brief update on the latest developments in the proposed “go private” transaction.

Over the weekend we mailed our proxy materials to our shareholders. The proxy materials include a summary of the transaction and voting cards for our shareholders to vote. For those of you who own shares of Company stock you will be receiving these materials in the next day or two. It’s important for you to vote your shares. After a thorough review of the proposal, the Board of Directors has unanimously recommended a yes or “for” vote for going private.

The shareholder meeting to finalize the vote will be held on September 24, 2012.

As the transaction continues to move forward, the Company will be communicating with you soon regarding its plan to address outstanding equity incentives granted in the past and how the Company is going to continue to incentivize our entire team going forward, if and when the deal closes. It is critically important for all of us that throughout this period we remain focused on our jobs and continue to execute against our goals.

Thank you,

Paul Blum